UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  October 5, 2012

PEGASI ENERGY RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-134568	20-4711443
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

218 N. Broadway, Suite 204, Tyler, Texas 75702
(Address of principal executive offices)

Registrant’s telephone number, including area code: (903) 595-4139

Copy of correspondence to:

Marc J. Ross, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective October 5, 2012, the board of directors of Pegasi Energy Resources Corporation (the “Company”) appointed Jonathan Waldron as chief financial officer of the Company.  There is no understanding or arrangement between Mr. Waldron and any other person pursuant to which Mr. Waldron was selected as an executive officer.  Mr. Waldron is the son of Oliver Waldron, a director of the Company.  Other than Oliver Waldron, Mr. Waldron does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.

Mr. Waldron, 44, has worked as a management consultant with clients in the Aviation, Financial Services and Oil & Gas businesses since September 2008.  He began his career with British Petroleum in 1989, where over a period of five years, he held roles in BP’s petroleum refining & oil trading businesses in London and New York.  Following business school, Mr. Waldron joined Mercer Management Consulting London (now Oliver Wyman) in 1996 where he worked as a strategy consultant for international clients in the telecommunication and transportation industries. In 1998, he joined DIAGEO where he held senior roles in strategic planning and international marketing over a period of eight years.  Mr. Waldron left DIAGEO in March 2007 to become the Sales & Marketing Director at First Europa, an online insurance start-up.  Mr. Waldron left First Europa in April 2008, when the business was sold.  He holds a B.A. in Natural Sciences (Geology) from the University of Oxford, UK and a M.B.A. from INSEAD business school, Fontainebleau, France.

Effective October 5, 2012 (the “Effective Date”), the Company entered into an employment agreement (the “Agreement”) with Mr. Waldron. The Agreement has a term of three (3) years from the Effective Date (the “Term”).  The Agreement provides that Mr. Waldron will receive an annual base salary of $200,000 per year, subject to review from time to time by the board of directors (the “Base Salary”). In addition, Mr. Waldron received options to purchase 3,000,000 shares of the Company’s common stock.  These options were issued under the terms of the Company’s 2012 Incentive Stock Option Plan and vest as follows: 1,000,000 options vested immediately, 1,000,000 will vest upon the first anniversary of the contract date and 1,000,000 options will vest upon the second anniversary of the contract date.  These options are exercisable until October 5, 2022 at $0.66 per share. Mr. Waldron is entitled to participate in any and all employee benefit plans and arrangements, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time during the Term (“Benefits”).  The Company also agreed to pay Mr. Waldron an allowance of $10,000 to cover relocation expenses and to reimburse him for all normal reasonable out-of-pocket expenses.

 The Agreement provides for termination of Mr. Waldron’s employment without any further obligation on the Company’s part upon the death or disability of Mr. Waldron or for Cause (as defined in the Agreement). In the event that Mr. Waldron’s employment is terminated without cause or for Good Reason (as defined in the Agreement), the Company shall provide Mr. Waldron the following: (a) all amounts due to Mr. Waldron pursuant to any unpaid bonus that was payable prior to termination (b) his Base Salary and Benefits which Mr. Waldron would have been entitled to under the Agreement for twelve (12) months beyond the termination date in accordance with our normal payroll practices, (c) reimburse Mr. Waldron for all accrued by unpaid expenses and (iv) all outstanding stock options granted to Mr. Waldron that are unvested shall immediately vest and become exercisable.

If a Change of Control (as defined in the Agreement) shall occur during the Term, the term of Mr. Waldron’s employment shall continue in effect until the later of the date falling twelve (12) months after the date of the Change in Control and the date that the Term would otherwise have terminated, except for earlier termination as provided in the Agreement. If a Change in Control has occurred and Mr. Waldron’s employment hereunder is terminated within six months of such Change in Control by either (i) Mr. Waldron for Good Reason or (ii) the Company without Cause, then Company shall pay Mr. Waldron (A) his Base Salary and Benefits through the date of termination, (B) a lump sum amount equal to twelve (12) months Base Salary, (C) arrange to provide Mr. Waldron with benefits substantially similar to those Benefits to which Mr. Waldron was entitled prior to the Change in Control, as well as the other fringe benefits and perquisites to which Employee was entitled at the Company’s expense for a period of six months after the date of termination, and (D) reimburse Mr. Waldron for expenses that may have been incurred, but which have not been paid, as of the date of termination.

 The Agreement also contains covenants (a) restricting Mr. Waldron from engaging in any activity competitive with our business during the term of the Agreement and in the event of termination of his employment for any reason for a period of twelve (12) months thereafter, (b) prohibiting Mr. Waldron from disclosing confidential information regarding the Company, and (c) soliciting the Company’s employees, customers and prospective customers for a period of twelve (12) months after the termination of his employment for any reason.

The foregoing information is a summary of the agreement described above, is not complete, and is qualified in its entirety by reference to the full text such agreement which is attached an exhibit to this Current Report on Form 8-K.  Readers should review this agreement for a complete understanding of the terms and conditions associated with such agreement.

Item 9.01       Financial Statements and Exhibits.

(d)           Exhibits.

10.01	Employment Agreement, dated October 5, 2012, by and between Pegasi Energy Resources Corporation and Jonathan Waldron.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEGASI ENERGY RESOURCES CORPORATION

Dated: October 9, 2012	By:	/s/ MICHAEL NUEFELD
Michael Nuefeld
Chief Executive Officer

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